Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

MOMENTA PHARMACEUTICALS PRICES

UNDERWRITTEN OFFERING OF COMMON STOCK

CAMBRIDGE, MA — December 8, 2010 — Momenta Pharmaceuticals, Inc. (NASDAQ:MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today announced the pricing of an underwritten public offering of 4,000,000 shares of its common stock at $14.35 per share.  The total proceeds, before expenses, to Momenta will be approximately $57.4 million.  The offering is expected to close on December 13, 2010, subject to customary closing conditions.

UBS Investment Bank is the sole book-running manager for the offering.  Cowen and Company and Canaccord Genuity are acting as co-managers for the offering.  Momenta has granted the underwriter a 30-day option to purchase up to an additional 600,000 shares of common stock to cover overallotments, if any.

The shares will be issued pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission. Momenta will also file with the Securities and Exchange Commission a prospectus supplement with respect to the offering. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Momenta Pharmaceuticals, Inc., nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer of securities will be made only by means of a prospectus and the related prospectus supplement, copies of which may be obtained, when available, from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by calling 888-827-7275.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs. Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

Contacts:

Momenta Pharmaceuticals, Inc.

Beverly Holley, Director, Investor Relations

617-395-5189

bholley@momentapharma.com

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